Exhibit 10.2
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(Long Term Incentive)
UNDER THE CITRIX SYSTEMS, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
Name of Awardee: [Name]
Award Date: [Date]
Number of Restricted Stock Units at 100% Attainment: [Number of Units] (the “Target Award”)
Performance Period: January 1, 2020 – December 31, 2021
Interim Performance Period: January 1, 2020 – December 31, 2020

Pursuant to the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above ( “Awardee”). Upon acceptance of this Global Restricted Stock Unit Agreement, including any special terms and conditions set forth in any appendix for Awardee’s country (the “Appendix” and together with the Global Restricted Stock Unit Agreement, (the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.

1.Vesting.
(a)No portion of this Award may be settled until the Committee has determined the portion that has vested. Except as otherwise provided herein, 50% of the Target Award, plus any Dividend Equivalent Rights accrued on such 50% of the Target Award, shall vest based on the Company’s performance during the Interim Performance Period identified above (the “Interim RSUs”) pursuant to the performance criteria set forth on Schedule A attached hereto (the “Interim Performance Metric”), and the other 50% of the Target Award, plus any Dividend Equivalent Rights accrued on such other 50% of the Target Award, shall vest based on the Company’s performance during the Performance Period identified above (the “Performance Period RSUs”) pursuant to the performance criteria set forth on Schedule B attached hereto (the “Full Performance Metric”), and, except as provided in Section 4(b), shall be further subject to Awardee’s continuous employment relationship with the Company or its Affiliates through the conclusion of the Interim Performance Period or Performance Period, as applicable. As used herein, “Interim Performance Period” shall mean the one-year interim performance period indicated above, and “Performance Period” shall mean the two-year performance period indicated above.
(b)At the end of the Interim Performance Period, the Committee, as promptly as practicable (but in no event later than 60 days) following the conclusion of the Interim Performance Period, shall determine the number of Interim RSUs that are deemed earned and vested as of the final day of the Interim Performance Period based on the performance criteria set forth on Schedule A attached hereto. As indicated on Schedule A, a minimum of 0% and maximum of 125% of the Interim RSUs (i.e., 50% of the Target Award) may be deemed earned for the Interim Performance Period. Awardee shall forfeit any Interim RSUs that are not vested upon the conclusion of the Interim Performance Period. For the avoidance of doubt, following the Interim Performance Period, no further Dividend Equivalent Rights shall accrue on the Interim RSUs.

(c)At the end of the Performance Period, the Committee, as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine the number of Performance Period RSUs that are deemed earned and vested as of the final day of the Performance Period based on the performance criteria set forth on Schedule B attached hereto. As indicated on Schedule B, a minimum of 0% and maximum of 125% of the Performance Period RSUs (i.e., 50% of the Target Award) may be deemed earned for the Performance Period. Awardee shall forfeit any portion of the Award that is not vested upon the conclusion of the Performance Period.
(d)The last day of the Interim Performance Period shall be the vesting date (the “Interim Vesting Date”) with respect to the number of Restricted Stock Units that the Committee determines to have vested with respect to the Interim Performance Period based on the Interim Performance Metric; and the last day of the Performance Period shall be the vesting date (the “Final Vesting Date,” and together with the Interim Vesting Date, each a “Vesting Date”) with respect to the number of Restricted Stock Units that the Committee determines to have vested with respect to the Performance Period based on the Full Performance Metric.
2.Performance Criteria and Attainment Levels.
(a)Except as set forth in Sections 2(b) and 4(c) below, the attainment level under this Restricted Stock Unit Award (i.e., each of the Interim RSUs and the Performance Period RSUs) will be determined during the first 60 days of the calendar year immediately following the end of the Interim Performance Period and Performance Period, as applicable, and will be based on the Interim Performance Metric for the Interim Performance Period and the Full Performance Metric for the Performance Period, as indicated in the attached Schedules.
(b)Subject to the terms of any employment, executive or similar agreement between the Company and Awardee, upon an Acquisition that occurs prior to the end of the Performance Period, the provisions of Section 3(d) of the Plan shall apply; provided, however, that any determination by the Committee or Board in its discretion that the Award shall be deemed earned as of the Acquisition or Change in Control based on the actual or target achievement of the performance metric as of the Acquisition or Change in Control, and/or the vesting of the Award shall accelerate, shall provide that the achievement of the Award as of the Acquisition or Change in Control shall be the maximum level of achievement such that Awardee shall earn, and/or shall immediately vest in the CIC Percentage (as defined below) of the unvested portion of the Target Award as of the Acquisition or Change in Control.
(c)As used herein, the following terms shall have the following respective meanings:
“CIC Percentage” shall mean maximum achievement of the Award, which is 125%.
“Disability” shall have the meaning set forth in any employment, executive or similar agreement between the Company and Awardee or, if none, means Awardee’s termination of employment with the Company or any of its Affiliates after becoming eligible to receive benefits under the Company’s or such Affiliate’s then current long-term disability plan applicable to Awardee.

“Retirement” means Awardee’s termination of employment with the Company or its Affiliates after attainment of the age of 65 and provided that Awardee has at such time completed at least four years of service with the Company or its Affiliates.
“Stock” means a share of the Company’s common stock, par value $0.001 per share.
3.Issuance of Stock.
(a) Subject to determination of attainment levels by the Committee or pursuant to Section 2(b) upon an Acquisition, each vested Restricted Stock Unit entitles Awardee to receive one share of Stock.
(b) Within a reasonable amount of time after the Committee has made the determination pursuant to Section 1(b) with respect to Interim RSUs and pursuant to Section 1(c) with respect to Performance Period RSUs or pursuant to Section 2(b) upon an Acquisition, and all applicable service vesting requirements have been satisfied (but in no event later than two and one-half months after the end of the year in which the Interim Vesting Date, Final Vesting Date or the Acquisition occurs, as applicable), Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units vested and/or earned in accordance with Sections 2 and 3(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c) Until such time as shares of Stock have been issued to Awardee pursuant to Section 3(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
(d) If on any date the Company shall pay any dividend on shares of Stock, the Committee shall, in its discretion, either:
(i) make a proportionate award (based on the dividend paid) of Dividend Equivalent Rights under the Plan with respect to the unvested Restricted Stock Units subject to the Target Award hereunder, which Dividend Equivalent Rights shall vest and be settled under the same terms and conditions as the underlying Restricted Stock Units pursuant to this Award Agreement; provided that such Dividend Equivalent Rights shall be promptly forfeited if and when the Restricted Stock Units are forfeited; or
(ii) take necessary action such that the number of Restricted Stock Units credited to Awardee shall, as of such date, be increased by an amount determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;
X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;

Y = the cash dividend per share amount; and
Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to Awardee shall be increased by a number equal to the product of (A) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (B) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. In the case of a dividend payable in property other than shares of Stock or cash, the per share of Stock value of such dividend shall be determined in good faith by the Board and shall be converted to additional Restricted Stock Units based on the formula above or Dividend Equivalent Rights. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.
4.Termination of Employment.
(a)Subject to the terms of any employment, executive or similar agreement, if Awardee’s employment with the Company or any of its Affiliates is voluntarily or involuntarily terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment or other service agreement, if any) other than by reason of Disability, death or Retirement prior to the end of the Performance Period, Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee is no longer actively employed by the Company and any Affiliate as determined by the Committee or any of its delegates in its, his or her sole discretion (the “Termination Date”), and such Restricted Stock Units shall be canceled and shall be of no further force and effect.
(b)If Awardee’s termination of employment is on account of Disability, death or Retirement prior to the end of the Performance Period, Awardee shall not forfeit his or her Award and shall remain eligible to earn his or her Award, subject to the requirements of Section 2; provided, however, that the number of Restricted Stock Units determined pursuant to Section 2 by the Committee shall be multiplied by a fraction, the numerator of which shall be the full and partial months from the Award Date to Awardee’s Termination Date and the denominator of which shall be the number of months in the applicable Performance Period (i.e., the Interim Performance Period or Performance Period). For the avoidance of doubt, an Awardee who, at the time of such termination, has attained the age of 65 but has not completed at least four years of service with the Company shall not be deemed to have been terminated on account of Retirement and Section 4(a) above shall apply. In the event of Awardee’s termination of employment after the Performance Period, the Company, as soon as practicable following the Termination Date (but in no event later than two and one-half months after the end of the Performance Period) shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have been vested and/or earned but for which shares of Stock had not yet been issued to Awardee.

(c)Notwithstanding anything to the contrary herein, the provisions relating to the treatment of performance-based Restricted Stock Units in the case of the termination of Awardee’s employment, including any rights to acceleration, that may be set forth in an employment or executive agreement between the Company and Awardee shall apply to this Award to the extent applicable; provided that if a Change in Control occurs at any time prior to the end of the Performance Period, the Awardee shall be deemed to have earned the CIC Percentage of the unvested portion of the Target Award as of the Change in Control and the shares deemed earned shall remain subject to time-based cliff vesting at the end of the Interim Performance Period with respect to the Interim RSUs (in the event the Change in Control occurs prior to the end of the Interim Performance Period) or at the end of the Performance Period with respect to the Performance Period RSUs, subject to the Awardee’s continuous employment through such date (as applicable); provided that, such time-based vesting shall be subject to any rights to acceleration set forth in any employment or executive agreement between Awardee and the Company or an Affiliate (as applicable) or in the Plan. This provision is specifically intended to control in the event of any inconsistency between this Award Agreement, the Plan or any employment or executive agreement.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.
7.Tax Withholding. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy their withholding obligations, if any, for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization without further consent); or (ii) in any other way set forth in Section 15 of the Plan; provided, however, that if Awardee is a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy any withholding obligation only through a net share issuance of shares, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by method (i) or (ii) above, or a combination thereof.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Awardee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares are held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee acknowledges that Awardee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.Data Privacy. In accepting the Restricted Stock Units, Awardee explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Company, the Employer and any other Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee understands that the Company, the Employer and other Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee further understands that the Company, the Employer and/or other Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Company, the Employer and/or other Affiliates may each further transfer Data to Fidelity Stock Plan Services, LLC or such other third party (“Data Recipients”), which is assisting the Company (or may assist the Company in the future) with the implementation, administration, and management of the Plan.
Awardee understands that the Data Recipients are located in the United States, and that the United States may have different data privacy laws and protections than Awardee’s country. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that, if Awardee resides outside the United States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or career with the Employer will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
Upon request of the Company or the Employer, Awardee agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from Awardee for the purpose of administering Awardee’s participation in the Plan in compliance with the data privacy laws in Awardee’s country, either now or in the future. Awardee understands and agrees that Awardee will not be able to participate in the Plan if Awardee fails to provide any such consent or agreement requested by the Company and/or the Employer.
10.Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;

(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;
(d)this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;
(e)the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)Awardee is voluntarily participating in the Plan;
(h)the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(j)unless otherwise agreed with the Company, the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not granted as consideration for, or in connection with, the service Awardee may provide as a director of any Affiliate;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Awardee’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment or other service agreement, if any);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and
(m)if Awardee resides outside the U.S.:
(i) the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii) neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to Awardee pursuant to the settlement of the Award, the subsequent sale of any shares of Stock acquired under the Plan or the receipt of any dividends or dividend equivalents.
11.Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.
(b) The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that this Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent; provided, further, however that, irrespective of any actual or potential impairment of Awardee’s rights under this Award Agreement, the Committee in its sole and absolute discretion may prospectively or retroactively amend any performance goal related to this Award, including, without limitation, in connection with strategic transactions.
(c) This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d) This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. Other than as specifically stated herein or as otherwise set forth in any employment, change in control or other service agreement, contract or arrangement to which Awardee is a party which specifically refers to the Restricted Stock Units or to the treatment of compensatory equity held by Awardee generally, this Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof; provided, however, that to the extent inconsistent with the terms hereof, any employment, change in control or other service agreement, contract or arrangement between the Company and Awardee shall take precedence and supersede the terms hereof.
(e) The Awardee acknowledges that he or she has received and read the Plan.
12.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Language. Awardee acknowledges that he or she is proficient in the English language and understands the content of this Award Agreement and other Plan-related materials. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this Award is made and/or to be performed.
15.Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that, depending on Awardee’s country or broker’s country, or the country in which Stock is listed, Awardee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of Stock, during such times as Awardee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and Awardee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Awardee placed before possessing inside information. Furthermore, Awardee may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee should speak to his or her personal advisor on this matter.
19.Foreign Asset/Account Reporting Requirements. Awardee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Awardee’s ability to acquire or hold shares of Stock acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of Awardee’s country. Awardee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Awardee may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Awardee’s country through a designated bank or broker within a certain time after receipt. Awardee acknowledges that it is his or her responsibility to be compliant with such regulations and Awardee should speak to his or her personal advisor on this matter.

20.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.
By electronically accepting this Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website (or the website of any other stock plan service provider appointed by the Company), then this Award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.